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                                                                    EXHIBIT 99.1

         For Immediate Release

           ACTERNA CORPORATION RECEIVES APPROVAL FROM ITS LENDER GROUP
              FOR AMENDMENT TO ITS SENIOR SECURED CREDIT FACILITY

         Germantown, MD - July 15, 2002 - Acterna Corporation (Nasdaq: ACTR) announced today that it has reached agreement with the lender group of its senior secured credit facility for an amendment to its credit agreement. Under the amendment, the lenders, among other things, will approve the sale of Acterna's Airshow business to Rockwell Collins and consent to a change to certain financial covenants in the credit agreement upon consummation of the Airshow sale. Acterna's agreement with its lender group will also permit the Company to use $24 million to purchase a portion of Acterna LLC's 9.75 percent Senior Subordinated Notes due 2008 pursuant to tender offers announced on June 24, 2002.

         "We are pleased with the support from our banks," said John Ratliff, chief financial officer of Acterna Corporation. "This amendment clears the way for the company to proceed with the tender offer for the bonds and the revised financial covenants provide additional financial flexibility as the company works through difficult industry conditions."

         The effectiveness of the amendment is subject to a number of conditions, including approval by the administrative agent for the lenders under the Credit Agreement of arrangements governing a proposed investment by CD&R Barbados (a Barbados company the capital stock of which is owned by Clayton, Dubilier & Rice Fund VI Limited Partnership, an affiliate of Acterna) of all future cash interest received, on an after tax basis, on all of the Senior Subordinated Notes held by CD&R Barbados in new senior secured convertible notes of Acterna LLC and satisfaction of customary closing conditions.

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         About Acterna Corporation

         Based in Germantown, Maryland, Acterna Corporation is the holding company for Acterna, Airshow, da Vinci Systems and Itronix. Acterna is the world's second largest communications test and management company. The company offers instruments, systems, software and services used by service providers, equipment manufacturers and enterprise users to test and optimize performance of their optical transport, access, cable, data/IP and wireless networks and services. Airshow supplies in-flight passenger information systems to the aviation industry while da Vinci Systems designs and markets video color correction systems to the video postproduction industry. Itronix sells

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ruggedized computing devices for field service applications to a range of industries. Additional information on Acterna is available at http://www.acterna.com.

         This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect Acterna's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors that could cause actual results to differ materially are described in Acterna's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

         Contacts:

         Investor Contact:  Maria Henry, Acterna Corporation, 301-353-1550,
                            ext 1207

         Media Contact:  Jim Monroe, Acterna Corporation, 301-353-1560,
                         ext. 4366